Exhibit 10.1
RETIREMENT BENEFIT PLAN
FOR ALFRED M. RANKIN, JR.
(As Amended and Restated as of December 1, 2007)
          WHEREAS, NACCO Industries, Inc. (the “Employer”) originally adopted the Retirement Benefit Plan for Alfred M. Rankin Jr. (the “Plan”) effective as of March 1, 1989 and amended and restated the Plan several times since its inception; and
          WHEREAS, Mr. Rankin and the Employer desire to amend and restate the Plan in order to (i) incorporate all prior amendments; (ii) bring the Plan into compliance with the requirements of the final regulations that were issued under Code Section 409A; (iii) freeze all Supplemental Benefits hereunder; and (iv) change the payment terms as permitted under the Code Section 409A transitional rules.
          NOW THEREFORE, the Employer hereby adopts and publishes this amendment and restatement of the Plan, which shall contain the following terms and conditions:
ARTICLE I
PREFACE
          SECTION 1.1. Effective Date and Plan Year. The Plan is amended and restated as of December 1, 2007. The Plan Year of the Plan is the calendar year.
          SECTION 1.2. Purpose of the Plan. For periods prior to January 1, 2008, the purpose of the Plan was to provide Supplemental Benefits to the Participant. All Supplemental Benefits under the Plan (other than earnings) shall be frozen as of December 31, 2007.
          SECTION 1.3. Governing Law. The Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.
          SECTION 1.4. Severability. If any provision of the Plan or the application thereof to any circumstances(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
          SECTION 1.5. Application of Code Section 409A.
          (a) As a result of the changes to the payment provisions of the Plan in accordance with the Code Section 409A transitional rules, none of the Supplemental Benefits are “grandfathered” under Code Section 409A. Notwithstanding the foregoing, for administrative and recordkeeping purposes, (i) the sum of (1) the Participant’s Supplemental Profit Sharing Contributions (plus earnings) that were credited to his Account for Plan Years prior to 2005 (including the Opening Account Balance and the vested amount that was credited to his Account in 2005 for the 2004 Plan Year) and (2) the Transitional Benefits (plus earnings) that were credited to his Account on or before December 31, 2004 were credited to the “Pre-2005 Sub-Accounts” under the Plan and (ii) all other amounts were credited to the “Post-2004 Sub-Accounts” under the Plan.
          (b) It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Company does not guarantee to any Participant or Beneficiary any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.

ARTICLE II
DEFINITIONS
          SECTION 2.1. The following words and phrases when used in the Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise.
          SECTION 2.1(1). “Account” shall mean the record maintained in accordance with Section 3.3 by the Employer for the Participant’s Supplemental Benefit. The Participant’s Account shall be further divided into the “Pre-2005 Sub-Account” and the “Post-2004 Sub-Account” as described in Section 1.5 hereof.
          SECTION 2.1(2). “Beneficiary” shall mean the person or persons (natural or otherwise) as may be designated by the Participant as his Beneficiary under the Plan. Such a designation may be made, and may be revoked or changed (without the consent of any previously designated Beneficiary), only by an instrument (in form acceptable to the Employer) signed by the Participant and filed with the Employer prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated by the Participant to whom payment is to be made pursuant to his designation, his Beneficiary shall be his surviving legal spouse or, if none, his estate. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under the Plan shall be divided equally among such persons unless the Participant’s designation specifically provided to the contrary.
          SECTION 2.1(3). “Change in Control” shall mean the occurrence of an event described in Appendix A hereto; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) or any successor or replacement thereto.
          SECTION 2.1(4). “Code” shall mean the Internal Revenue Code of 1986, as it has been and may be amended from time to time.
          SECTION 2.1(5). “Code Limitations” shall mean the limitations imposed by Sections 401(a)(17) and 415 of the Code, or any successor(s) thereto, on the amount of the contributions which may be made to the Profit Sharing Plan for a participant.
          SECTION 2.1(6). “Compensation” shall have the same meaning as under the Profit Sharing Plan, except that Compensation (a) shall not be subject to the dollar limitation imposed by Code Section 401(a)(17), and (b) shall be deemed to include the amount of compensation deferred by the Participant under The North American Coal Corporation Deferred Compensation Plan for Management Employees (prior to 1995), the NACCO Materials Handling Group, Inc., Unfunded Benefit Plan (for periods from 1995 through August 31, 2000) and the NACCO Industries, Inc. Unfunded Benefit Plan (effective as of September 1, 2000).
          SECTION 2.1(7). “Controlled Group” shall mean the Employer and any other company, the employees of which, together with the employees of the Employer, are required to be treated as if they were employed by a single employer pursuant to Section 414 of the Code.
          SECTION 2.1(8). “Employer” shall mean NACCO Industries, Inc.
          SECTION 2.1(9). “Fixed Income Fund” shall mean the Vanguard Retirement Savings Trust investment fund under the Profit Sharing Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.
          SECTION 2.1(10). “Key Employee.” The Participant shall be classified as a key employee for purposes of Code Section 409A as long as the stock of the Employer is publicly traded on an established securities market or otherwise on the date of the Employee’s Termination of Employment.

          SECTION 2.1(11). “Participant” shall mean Alfred M. Rankin, Jr.
          SECTION 2.1(12). “Plan” shall mean this NACCO Industries, Inc. Retirement Benefit Plan for Alfred M. Rankin, Jr., as it may be amended from time to time.
          SECTION 2.1(13). “Profit Sharing Plan” shall mean the profit sharing portion of the NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan, as in effect for periods prior to January 1, 2008.
          SECTION 2.1(14). “ROTCE.” For 2007 and prior Plan years, ROTCE shall mean the Employer’s consolidated return on total capital employed, as determined by the Employer’s Compensation Committee for purposes of granting awards under the Employer’s long-term incentive compensation plan for a particular Plan Year.
          SECTION 2.1(15). “ROTCE Table Rate.” For 2008 and future Plan Years, ROTCE Table Rate shall mean the earnings rate determined under the annual ROTCE Table that is adopted by the Employer’s Compensation Committee within the first 90 days of each Plan Year.
          SECTION 2.1(16). “Supplemental Benefit” shall mean the sum of the Participant’s Transitional Benefit and his Supplemental Profit Sharing Plan Benefit.
          SECTION 2.1(17). “Supplemental Profit Sharing Benefit” shall mean the amounts credited to the Participant’s Account pursuant to Section 3.1.
          SECTION 2.1(18). “Termination of Employment” shall mean, with respect to the Participant’s relationship with the Employer and the Controlled Group Members, a separation from service as defined under Code Section 409A (and the regulations and other guidance issued thereunder).
          SECTION 2.1(19). “Transitional Benefits” shall mean the amounts credited to the Participant’s Account pursuant to Section 3.2.
          SECTION 2.1(20). “Valuation Date” shall mean the last day of each Plan Year, plus such additional date(s), if any, selected by the Employer.
ARTICLE III
SUPPLEMENTAL BENEFITS — CALCULATION OF AMOUNT
          SECTION 3.1. Amount of Supplemental Profit Sharing Benefit.
          (a) Effective as of January 1, 1994, the Employer credited the Participant’s Account with an Opening Account Balance.
          (b) For periods on or after January 1, 1994 and prior to January 1, 2008, the Employer shall credit the Participant’s Account annually with amounts (hereinafter referred to as the “Supplemental Profit Sharing Contributions”) equal to the amounts that would have been contributed by the Employer to the Profit Sharing Plan for such Participant, from time to time, as profit sharing contributions if (i) the Participant had been eligible to participate in the Profit Sharing Plan, (ii) the Profit Sharing Plan did not contain the Code Limitations, and (iii) the term “Compensation” (as defined in Section 2.1(6) hereof) were used for purposes of determining the amount of profit sharing contributions under the Plan. The last Supplemental Profit Sharing Contributions that are credited to the Participant’s Account shall be for the 2007 Plan Year.
          SECTION 3.2. Amount of Transitional Benefits. The Employer shall also credit the Participant’s Account with the Transitional Benefits equal to (a) $34,900 on December 31, 1994 and (b) in each subsequent year, an amount that is 4 percent greater than the amount credited under this Section 3.2 for the preceding year. The Transitional Benefits described in the preceding sentence shall be credited annually as of each December 31st, commencing on December 31, 1994 and ending on December 31, 2007.
          SECTION 3.3. Participant’s Account. The Employer shall establish and maintain on its books an Account for the Participant which shall contain the following entries:
(a)	the Opening Account Balance, which was credited to the Participant’s Account as of January 1, 1994;

(b)	the Supplemental Profit Sharing Contributions which shall be credited to the Participant’s Account at the same time as actual profit sharing contributions are credited to the accounts of the participants in the Profit Sharing Plan;

(c)	The Transitional Benefits, which shall be credited to the Participant’s Account as of each December 31st;

(d)	Earnings, as determined under Article IV, and the uplift determined under Article V; and

(e)	Debits for any distributions made from the Account.
     The Employer shall allocate such credits and debits between the Participant’s Pre-2005 Sub-Account or Post-2004 Sub-Account, as applicable.
ARTICLE IV
EARNINGS
          SECTION 4.1. Earnings.
          (a) For Plan Years Prior to January 1, 2008. At the end of each calendar month during Plan Years commencing prior to January 1, 2008, the Account of the Participant shall be credited with an amount determined by multiplying such Participant’s weighted average daily Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing, in the event that the ROTCE determined for such Plan Year exceeds the rate credited to the Participant’s Account under the preceding sentence, the Participant’s Account shall retroactively be credited with the difference between (i) the amount determined under the preceding sentence, and (ii) the amount determined by multiplying the Participant’s average Account balance during each month of such Plan Year by the ROTCE determined for such Year, compounded monthly.
          (b) For Plan Years Commencing on and After January 1, 2008. At the end of each calendar month during Plan Years commencing on and after January 1, 2008, the Account of the Participant shall be credited with an amount determined by multiplying such Participant’s weighted average daily Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing:
               (i) In the event that the ROTCE Table Rate determined for such Plan Year exceeds the Fixed Income Fund rate credited to the Account, the Account shall retroactively be credited with the difference between (1) the Fixed Income Fund rate and (2) the amount determined by multiplying the average balance of such Account during each month of such Plan Year by the ROTCE Table Rate determined for such Plan Year, compounded monthly; provided, however, that in the event of Participant’s Termination of Employment during a Plan Year, the ROTCE Table Rate calculation shall be made as of the last day of the month immediately preceding the date of the Participant’s Termination of Employment and shall be based on the year-to-date ROTCE Table Rate as of such date, as calculated by the Employer.

               (ii) No earnings shall be paid after the last day of the month immediately preceding the date of payment of the Participant’s Account.
          (c) Changes/Limitations in Earnings Assumptions. The Compensation Committee may change (or suspend) the earnings rate credited on the Participant’s Account hereunder; provided, however that notwithstanding any provision of the Plan to the contrary, in no event will the earnings rate credited to the Participant’s Account hereunder exceed 14%.
ARTICLE V
VESTING
          SECTION 5.1. Vesting. The Participant shall be 100% vested in his Supplemental Benefit hereunder.
ARTICLE VI
DISTRIBUTION OF SUPPLEMENTAL BENEFITS
          SECTION 6.1. Form and Time of Payment.
          (a) Except as otherwise specified in Section 6.1(b) or 7.7, all amounts allocated to the Participant’s Account shall be paid to the Participant (or his Beneficiary, if applicable) in accordance with the following rules: (i) his Account balance as of December 31, 2007 (after adjustment for the Excess Profit Sharing Benefits and ROTCE earnings for 2007) shall automatically be paid in the form of a single lump sum payment on the date of his Termination of Employment and (ii) the earnings that are credited to his Account for each Plan Year commencing on or after January 1, 2008, increased by 15%, shall automatically be paid in the form of annual lump sum payments during the period from January 1st through March 15th of the immediately following Plan Year. Notwithstanding the foregoing, during the Plan Year in which the Participant receives the payment of his frozen Account balance pursuant to clause (i) of the preceding sentence, he shall also receive payment of the pro-rata earnings for such Plan Year (calculated through the last day of the month prior to the payment date) and the corresponding 15% uplift at the same time that he receives payment of such frozen Account balance.
          (b) Notwithstanding the foregoing, in the event of a Change in Control, all remaining amounts allocated to the Account of the Participant (including pro-rata earnings for the Plan Year in which the Change in Control occurs) shall be paid in the form of a lump sum payment during the period that is thirty days prior to, or within two (2) business days after, the date of the Change in Control, as determined by the Employer’s Compensation Committee.
          SECTION 6.2. Withholding/Taxes. To the extent required by applicable law, the Employer shall withhold from the Supplemental Benefits hereunder any income, employment or other taxes required to be withheld therefrom by any government or government agency.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.1. Limitation on Rights of Participant and Beneficiaries — No Lien. The Plan is designed to be an unfunded, nonqualified plan and the entire cost of the Plan shall be paid from the general assets of the Employer. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Employer. Nothing contained herein shall be deemed to create a lien in favor of the Participant or any Beneficiary on any assets of any Employer. The establishment of the Participant’s Account hereunder is solely for the Employer’s convenience in administering the Plan and amounts “credited” to the Account shall continue for all purposes to be part of the general assets of the Employer. The Participant’s Account is merely a record of the value of the Employer’s unsecured contractual obligation to the Participant and his Beneficiary under the Plan and the Employer shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employer for use in connection with the Plan. The Participant and each Beneficiary shall have the status of a general unsecured creditor of the Employer and shall have no right to, prior claim to, or security interest in, any assets of the Employer.
          SECTION 7.2. Nonalienation. No right or interest of the Participant or any Beneficiary under the Plan shall be anticipated, assigned (either at law or in equity) or alienated by the Participant or Beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution or other legal or equitable process or in any manner be liable for or subject to the debts of the Participant or Beneficiary. Notwithstanding the foregoing, the Employer shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of part or all of the Account under the Plan to an alternate payee under Code Section 414(p).
          SECTION 7.3. Employment Rights. Employment rights shall not be enlarged or affected hereby. The Employer shall continue to have the right to discharge the Participant, with or without cause.
          SECTION 7.4. Administration of Plan.
          (a) The Employer shall be the sponsor of the Plan for purposes of ERISA. The Compensation Committee shall be the Plan administrator and shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Compensation Committee shall have discretion to interpret the provisions of the Plan, including, without limitation, by supplying omissions from, correcting deficiencies in or in resolving inconsistencies or ambiguities in the language of the Plan, to make factual findings with respect to any issue arising under the Plan and to decide disputes arising under the Plan and to make any determinations (including factual determinations) with respect to benefits payable hereunder.
          (b) Either the Committee or the Employer may, from time to time, delegate all or part of the administrative powers, duties and authorities delegated to it under the Plan to such person or persons, office or committee as it shall select.
          SECTION 7.5. Payment to Guardian. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Employer may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Employer may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.
          SECTION 7.6. Statement of Account. The Employer shall deliver to the Participant a written statement of his Account as of the end of each Plan Year.
          SECTION 7.7. Other Payment Rules and Restrictions.
          (a) Delayed Payments Due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, the Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
          (b) Delayed Payments For Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to the Participant that are made on account of a Termination of Employment (if any) may not be made before the 1st day of the 7th month following the date of Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO or (ii) a conflict of interest or the payment of FICA taxes (as specified in Subsection (d) below). Any amounts that are otherwise payable to the Participant during the 6-month period following his Termination of Employment shall be paid in a lump sum make-up payment within 10 days following the end of such 6-month period.

          (c) Time of Payment/Processing. All payments under the Plan shall be made on, or within 90 days of, the specified payment date.
          (d) Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued there under, payment of amounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
ARTICLE VIII
AMENDMENT AND TERMINATION
          SECTION 8.1. Amendment. Subject to Section 8.3, the Employer (with the approval or ratification of the Benefits Committee) does hereby reserve the right to amend, at any time, any or all of the provisions of the Plan, without the consent of the Participant, Beneficiary or any other person. Any such amendment shall be expressed in an instrument executed by an officer of the Employer on the order of the Benefits Committee (or Compensation Committee, as applicable) and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
          SECTION 8.2. Termination. Subject to Section 8.3, the Compensation Committee does hereby reserve the right to terminate the Plan at any time without the consent of the Participant, Beneficiary or any other person. Such termination shall be expressed in an instrument executed by an officer of the Employer on the order of the Compensation Committee and shall become effective as of the date designated in such instrument, or if no date is specified, on the date of its execution. In the event of a termination of the Plan (or any portion thereof), the Employer, in its sole and absolute discretion, shall have the right to change the time of distribution of the Participant’s Supplemental Benefits, including requiring that all amounts credited to the Participant’s Account hereunder be immediately distributed in the form of a lump sum payment; provided such action is permitted under Code Section 409A and the Treasury Regulations thereunder.
          SECTION 8.3. Limitations on Amendment and Termination. Notwithstanding the foregoing provisions of this Article, no amendment or termination of the Plan shall, without the written consent of the Participant (or, in the case of his death, his Beneficiary), (a) reduce the amount of any Supplemental Benefit under the Plan of the Participant or any Beneficiary as of the date of the amendment or termination or (b) alter the time of payment provisions described in Article VI of the Plan, except for any amendments that are required to bring such provisions into compliance with the requirements of Code Section 409A or that accelerate the time of payment. The foregoing limitations shall not prohibit the Compensation Committee from making any other changes to the Plan including, without limitation, (i) changing or suspending the earnings rate that is credited to the Participant’s Account under Article IV and/or (ii) changing or suspending the amount of the uplift described in Section 6.1(a).
          IN WITNESS WHEREOF, NACCO Industries, Inc., has executed this Plan this 14th day of December, 2007.

NACCO INDUSTRIES, INC.
By:	/s/ Charles A. Bittenbender
	Title:	Vice President, General Counsel and Secretary

Appendix A. Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii) or (iii) below; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:
i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:
(A)	directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded NACCO Business Combination (as defined below);
provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):
(A)	the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.
III. Definitions. The following terms as used herein shall be defined as follow:
1.	“Incumbent Directors” means the individuals who, as of December 31, 2007, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.